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Exhibit 99.1
Contact:     Pete Bakel
202-752-2034
Date:    November 3, 2016

Fannie Mae Reports Net Income of $3.2 Billion and Comprehensive Income of $3.0 Billion for Third Quarter 2016

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Fannie Mae expects to pay $3.0 billion in dividends to Treasury in December 2016. With the expected December dividend payment, the company will have paid a total of $154.4 billion in dividends to Treasury.

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Fannie Mae was the largest provider of liquidity to the mortgage market in the third quarter of 2016, providing approximately $184 billion in mortgage financing that enabled families to buy, refinance, or rent homes.

•	Fannie Mae is focused on providing value to the housing finance system by:

◦	delivering increased speed, simplicity, and certainty to customers;

◦	implementing innovations that deliver greater value and reduced risk to lenders, such as verification tools to expand representation and warranty relief; and

◦	helping make predictable long-term fixed-rate mortgages, including the 30-year fixed-rate mortgage, a reality for families across the country.

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Fannie Mae continued to lay off risk to private capital in the mortgage market and reduce taxpayer risk through its Connecticut Avenue Securities™ (CAS), Credit Insurance Risk Transfer™ (CIRT™), and other types of risk-sharing transactions. As of September 30, 2016, approximately 21 percent of the loans in the company’s single-family conventional guaranty book of business, measured by unpaid principal balance, were covered by a CAS or CIRT transaction.

WASHINGTON, DC — Fannie Mae (FNMA/OTC) reported net income of $3.2 billion and comprehensive income of $3.0 billion for the third quarter of 2016. The company reported a positive net worth of $4.2 billion as of September 30, 2016. As a result, the company expects to pay Treasury a $3.0 billion dividend in December 2016.
“Today’s results reflect the strength of our business and our commitment to delivering innovations that make the mortgage process better for lenders,” said Timothy J. Mayopoulos, president and chief executive officer. “Fannie Mae is delivering tools and technologies that reduce costs and increase efficiency for our customers. We have partnered with lenders to develop new solutions that meet their most important needs. We will continue to innovate so that we can help customers create a faster, safer, and, ultimately, fully-digitized mortgage experience for borrowers.”
Third Quarter 2016 Results — Fannie Mae’s net income of $3.2 billion and comprehensive income of $3.0 billion for the third quarter of 2016 compares to net income of $2.9 billion and comprehensive income of $2.9 billion for the second quarter of 2016. The increase in net income was due primarily to:

•	Lower fair value losses on the company’s derivatives, partially offset by a decrease in credit-related income in the third quarter of 2016.

Third Quarter 2016 Results	1

SUMMARY OF THIRD QUARTER 2016 RESULTS

(Dollars in Millions)	3Q16	2Q16	Variance	3Q16	3Q15	Variance
Net interest income	$5,435	$5,286	$149	$5,435	$5,588	$(153)
Fee and other income	175	174	1	175	259	(84)
Net revenues	5,610	5,460	150	5,610	5,847	(237)
Investment gains, net	467	398	69	467	299	168
Fair value losses, net	(491)	(1,667)	1,176	(491)	(2,589)	2,098
Administrative expenses	(661)	(678)	17	(661)	(952)	291
Credit-related income
Benefit for credit losses	673	1,601	(928)	673	1,550	(877)
Foreclosed property expense	(110)	(63)	(47)	(110)	(497)	387
Total credit-related income	563	1,538	(975)	563	1,053	(490)
Temporary Payroll Tax Cut Continuation Act of 2011 (TCCA) fees	(465)	(453)	(12)	(465)	(413)	(52)
Other expenses, net	(300)	(254)	(46)	(300)	(215)	(85)
Income before federal income taxes	4,723	4,344	379	4,723	3,030	1,693
Provision for federal income taxes	(1,527)	(1,398)	(129)	(1,527)	(1,070)	(457)
Net income attributable to Fannie Mae	$3,196	$2,946	$250	$3,196	$1,960	$1,236
Total comprehensive income attributable to Fannie Mae	$2,989	$2,869	$120	$2,989	$2,213	$776
Dividends distributed or available for distribution to senior preferred stockholder	$(2,977)	$(2,869)	$(108)	$(2,977)	$(2,202)	$(775)
Net revenues, which consist of net interest income and fee and other income, were $5.6 billion for the third quarter of 2016, compared with $5.5 billion for the second quarter of 2016.
Net interest income, which includes guaranty fee revenue, was $5.4 billion for the third quarter of 2016 compared with $5.3 billion for the second quarter of 2016. Net interest income for the third quarter of 2016 was driven by guaranty fee revenue, amortization income from mortgage prepayments, and interest income earned on mortgage assets in the company’s retained mortgage portfolio.
In recent years, an increasing portion of Fannie Mae’s net interest income has been derived from guaranty fees rather than from the company’s retained mortgage portfolio assets. This is a result of both the impact of guaranty fee increases implemented in 2012 and the reduction of the company’s retained mortgage portfolio. More than two-thirds of the company’s net interest income in the third quarter of 2016 was derived from its guaranty business. The company expects that guaranty fees will continue to account for an increasing portion of its net interest income.

Third Quarter 2016 Results	2

Net fair value losses were $491 million in the third quarter of 2016, compared with $1.7 billion in the second quarter of 2016. Fair value losses for the third quarter of 2016 were due primarily to losses on Connecticut Avenue Securities debt carried at fair value due primarily to tightening spreads between Connecticut Avenue Securities debt yields and LIBOR during the quarter. The estimated fair value of the company’s financial instruments may fluctuate substantially from period to period because of changes in interest rates, the yield curve, mortgage and credit spreads, implied volatility, and activity related to these financial instruments.
Credit-related income, which consists of a benefit for credit losses and foreclosed property expense, was $563 million in the third quarter of 2016, compared with $1.5 billion in the second quarter of 2016. Credit-related income in the third quarter of 2016 was driven by a benefit for credit losses during the quarter, which was due primarily to an increase in home prices, including distressed property valuations.

Third Quarter 2016 Results	3

VARIABILITY OF FINANCIAL RESULTS
Fannie Mae expects to remain profitable on an annual basis for the foreseeable future; however, certain factors, such as changes in interest rates or home prices, could result in significant volatility in the company’s financial results from quarter to quarter or year to year. Fannie Mae’s future financial results also will be affected by a number of other factors, including: the company’s guaranty fee rates; the volume of single-family mortgage originations in the future; the size, composition, and quality of its retained mortgage portfolio and guaranty book of business; and economic and housing market conditions. Although Fannie Mae expects to remain profitable on an annual basis for the foreseeable future, due to the company’s expectation of continued declining capital and the potential for significant volatility in its financial results, the company could experience a net worth deficit in a future quarter, particularly as the company’s capital reserve amount approaches or reaches zero. The company’s expectations for its future financial results do not take into account the impact on its business of potential future legislative or regulatory changes, which could have a material impact on the company’s financial results, particularly the enactment of housing finance reform legislation. For additional information on factors that affect the company’s financial results, please refer to “Executive Summary” in the company’s quarterly report on Form 10-Q for the quarter ended September 30, 2016 (Third Quarter 2016 Form 10-Q).
SUMMARY OF THIRD QUARTER 2016 BUSINESS SEGMENT RESULTS
Fannie Mae’s vision is to be America’s most valued housing partner and to provide liquidity, access to credit and affordability in all U.S. housing markets at all times, while effectively managing and reducing risk to Fannie Mae’s business, taxpayers, and the housing finance system. In support of this vision, Fannie Mae is focused on: advancing a sustainable and reliable business model that reduces risk to the housing finance system and taxpayers; providing reliable, large-scale access to affordable mortgage credit for qualified borrowers and helping struggling homeowners; and serving customer needs and improving the company’s business efficiency. In the third quarter of 2016, Fannie Mae’s Single-Family business, Multifamily business, and Capital Markets group engaged in complementary business activities in pursuit of Fannie Mae’s vision.

Third Quarter 2016 Results	4

(Dollars in Millions)	3Q16	2Q16	Variance	3Q16	3Q15	Variance
Single-Family Segment:
Guaranty fee income	$3,305	$3,260	$45	$3,305	$3,145	$160
Credit-related income	531	1,535	(1,004)	531	1,029	(498)
TCCA fees	(465)	(453)	(12)	(465)	(413)	(52)
Other	(623)	(599)	(24)	(623)	(682)	59
Income before federal income taxes	2,748	3,743	(995)	2,748	3,079	(331)
Provision for federal income taxes	(808)	(1,093)	285	(808)	(1,040)	232
Net income	$1,940	$2,650	$(710)	$1,940	$2,039	$(99)
Multifamily Segment:
Guaranty fee income	$431	$400	$31	$431	$367	$64
Credit-related income	32	3	29	32	24	8
Other	(39)	(24)	(15)	(39)	(50)	11
Income before federal income taxes	424	379	45	424	341	83
Provision for federal income taxes	(49)	(40)	(9)	(49)	(17)	(32)
Net income	$375	$339	$36	$375	$324	$51
Capital Markets Segment:
Net interest income	$1,049	$1,080	$(31)	$1,049	$1,401	$(352)
Investment gains, net	2,232	2,088	144	2,232	1,608	624
Fair value losses, net	(530)	(1,730)	1,200	(530)	(2,697)	2,167
Other	(262)	(287)	25	(262)	(322)	60
Income (loss) before federal income taxes	2,489	1,151	1,338	2,489	(10)	2,499
Provision for federal income taxes	(670)	(265)	(405)	(670)	(13)	(657)
Net income (loss)	$1,819	$886	$933	$1,819	$(23)	$1,842
Single-Family Business

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Single-Family net income was $1.9 billion in the third quarter of 2016, compared with $2.7 billion in the second quarter of 2016. Net income in the third quarter of 2016 was driven primarily by guaranty fee income and credit-related income.

•	Single-Family guaranty fee income was $3.3 billion for both the third quarter of 2016 and the second quarter of 2016.

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Single-Family credit-related income was $531 million in the third quarter of 2016, compared with $1.5 billion in the second quarter of 2016. Credit-related income in the third quarter of 2016 was due to a benefit for credit losses for the quarter attributable primarily to an increase in home prices, including distressed property valuations.

•	The Single-Family guaranty book of business was $2.82 trillion as of both September 30, 2016 and June 30, 2016.

Third Quarter 2016 Results	5

Multifamily Business

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Multifamily net income was $375 million in the third quarter of 2016, compared with $339 million in the second quarter of 2016. Net income in the third quarter of 2016 was driven primarily by guaranty fee income.

•	Multifamily guaranty fee income was $431 million for the third quarter of 2016, compared with $400 million for the second quarter of 2016.

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Multifamily new business volume totaled $40.7 billion for the first nine months of 2016, of which approximately 66 percent counted toward the Federal Housing Finance Agency’s (FHFA) 2016 multifamily production volume cap.

•	The Multifamily guaranty book of business was $236.2 billion as of September 30, 2016, compared with $225.2 billion as of June 30, 2016.
Capital Markets

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Capital Markets had net income of $1.8 billion in the third quarter of 2016, compared with $886 million in the second quarter of 2016. Capital Markets’ net income in the third quarter of 2016 was driven primarily by net investment gains and net interest income, partially offset by fair value losses.

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Capital Markets net investment gains were $2.2 billion in the third quarter of 2016, compared with $2.1 billion in the second quarter of 2016. Net investment gains for the third quarter of 2016 were due primarily to the sale of mortgage-related securities during the quarter.

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Capital Markets net interest income was $1.0 billion in the third quarter of 2016, compared with $1.1 billion in the second quarter of 2016. Net interest income was driven primarily by interest income earned on mortgage assets in the company’s retained mortgage portfolio.

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Capital Markets net fair value losses were $530 million in the third quarter of 2016, compared with $1.7 billion in the second quarter of 2016. Net fair value losses for the third quarter of 2016 were due primarily to losses on Connecticut Avenue Securities debt carried at fair value due primarily to tightening spreads between Connecticut Avenue Securities debt yields and LIBOR during the quarter.

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Capital Markets retained mortgage portfolio balance decreased to $306.5 billion as of September 30, 2016, compared with $316.3 billion as of June 30, 2016, as a result of purchases of $93.1 billion and sales and liquidations of $102.9 billion during the third quarter of 2016.

BUILDING A SUSTAINABLE HOUSING FINANCE SYSTEM
In addition to continuing to provide liquidity and support to the mortgage market, Fannie Mae has invested significant resources toward helping to maintain a safer and sustainable housing finance system for today and build a safer and sustainable housing finance system for the future. The company is pursuing the strategic goals identified by its conservator, FHFA. These strategic goals are: maintain, in a safe and sound manner, credit availability and foreclosure prevention activities for new and refinanced mortgages to foster liquid, efficient, competitive, and resilient national housing finance markets; reduce taxpayer risk through increasing the role of private capital in the mortgage market; and build a new single-family infrastructure for use by Fannie Mae and Freddie Mac and adaptable for use by other participants in the secondary market in the future.

Third Quarter 2016 Results	6

ABOUT FANNIE MAE’S CONSERVATORSHIP
Fannie Mae has operated under the conservatorship of FHFA since September 6, 2008. Fannie Mae has not received funds from Treasury since the first quarter of 2012. The funding the company has received under its senior preferred stock purchase agreement with Treasury has provided the company with the capital and liquidity needed to fulfill its mission of providing liquidity and support to the nation’s housing finance markets and to avoid a trigger of mandatory receivership under the Federal Housing Finance Regulatory Reform Act of 2008. For periods through September 30, 2016, Fannie Mae has requested cumulative draws totaling $116.1 billion and paid $151.4 billion in dividends to Treasury. Under the senior preferred stock purchase agreement, the payment of dividends does not offset prior draws. As a result, Treasury maintains a liquidation preference of $117.1 billion on the company’s senior preferred stock.
Treasury Draws and Dividend Payments

(1)
Treasury draw requests are shown in the period for which requested and do not include the initial $1.0 billion liquidation preference of Fannie Mae’s senior preferred stock, for which Fannie Mae did not receive any cash proceeds. The payment of dividends does not offset prior Treasury draws.

(2)	Fannie Mae expects to pay a dividend for the fourth quarter of 2016 calculated based on the company’s net worth of $4.2 billion as of September 30, 2016 less a capital reserve amount of $1.2 billion.

(3)	Amounts may not sum due to rounding.
In August 2012, the terms governing the company’s dividend obligations on the senior preferred stock were amended. The amended senior preferred stock purchase agreement does not allow the company to build a capital reserve. Beginning in 2013, the required senior preferred stock dividends each quarter equal the amount, if any, by which the company’s net worth as of the end of the immediately preceding fiscal quarter exceeds an applicable capital reserve amount. The capital reserve amount is $1.2 billion for each quarter of 2016 and will be reduced by $600 million each year until it reaches zero in 2018.
The amount of remaining funding available to Fannie Mae under the senior preferred stock purchase agreement with Treasury is currently $117.6 billion. If the company were to draw additional funds from Treasury under the agreement in a future period, the amount of remaining funding under the agreement would be reduced by the amount of the company’s draw. Dividend payments Fannie Mae makes to Treasury do not restore or increase the amount of funding available to the company under the agreement.
Fannie Mae is not permitted to redeem the senior preferred stock prior to the termination of Treasury’s funding commitment under the senior preferred stock purchase agreement. The limited circumstances under which Treasury’s funding commitment will terminate are described in “Business—Conservatorship and Treasury Agreements” in the company’s annual report on Form 10-K for the year ended December 31, 2015 (2015 Form 10-K).

Third Quarter 2016 Results	7

CREDIT RISK TRANSFER TRANSACTIONS
In late 2013, Fannie Mae began entering into credit risk transfer transactions with the goal of transferring, to the extent economically sensible, a portion of the mortgage credit risk on a portion of the recently acquired loans in its single-family book of business in order to reduce the economic risk to the company and to taxpayers of future borrower defaults. In exchange for taking on a portion of the mortgage credit risk on these loans, Fannie Mae pays investors a premium that effectively reduces the guaranty fee income the company earns on the loans. Fannie Mae’s primary method of achieving this goal has been through the issuance of its Connecticut Avenue Securities (CAS) and its Credit Insurance Risk Transfer (CIRT) transactions.
These transactions transfer a portion of the mortgage credit risk associated with losses on specified reference pools of single-family mortgage loans to investors in CAS or to panels of reinsurers or insurers in CIRT transactions. Approximately 21 percent of the loans in the company’s single-family conventional guaranty book of business as of September 30, 2016, measured by unpaid principal balance, were covered by a CAS or CIRT transaction. The company also has executed other types of risk-sharing transactions in addition to its CAS and CIRT transactions. During the first nine months of 2016, the company transferred a significant portion of the mortgage credit risk on single-family mortgages with unpaid principal balance of over $250 billion at the time of the transactions.
Fannie Mae generally includes approximately half of its recent single-family acquisitions in credit risk transfer transactions, as the company only targets certain types of loan categories for credit risk transfer transactions. Loan categories the company has targeted for credit risk transfer transactions generally consist of fixed-rate 30-year single-family conventional loans that meet certain credit performance characteristics, are non-Refi PlusTM and have loan-to-value (LTV) ratios between 60 percent and 97 percent. These targeted loan categories constituted over half of the company’s loan acquisitions for the twelve months ended October 2015, and over 95 percent of the loans in these categories that the company acquired in the twelve months ended October 2015 were included in a subsequent credit risk transfer transaction. Loans are included in reference pools for credit risk transfer transactions on a lagged basis; typically, about six months to one year after the company initially acquires the loans. The portion of Fannie Mae’s single-family loan acquisitions it includes in credit risk transfer transactions can vary from period to period based on market conditions and other factors.
These transactions increase the role of private capital in the mortgage market and reduce the risk to Fannie Mae’s business, taxpayers, and the housing finance system. The company intends to continue to engage in credit risk transfer transactions on an ongoing basis, subject to market conditions. Over time, the company expects that a larger portion of its single-family conventional guaranty book of business will be covered by credit risk transfer transactions.
CREDIT QUALITY
While continuing to make it possible for families to buy, refinance, or rent homes, Fannie Mae has maintained responsible credit standards. Fannie Mae has seen the effect of the actions it took, beginning in 2008, to significantly strengthen its underwriting and eligibility standards to promote sustainable homeownership and stability in the housing market. Fannie Mae actively monitors the credit risk profile and credit performance of the company’s single-family loan acquisitions, in conjunction with housing market and economic conditions, to determine if its pricing, eligibility, and underwriting criteria accurately reflects the risk associated with loans the company acquires or guarantees. Single-family conventional loans acquired by Fannie Mae in the third quarter of 2016 had a weighted average borrower FICO credit score at origination of 752 and a weighted average original LTV ratio of 74 percent.

Third Quarter 2016 Results	8

Fannie Mae’s single-family conventional guaranty book of business as of September 30, 2016 consisted of single-family loans acquired prior to 2009; non-Refi Plus loans acquired beginning in 2009; loans acquired through the Administration’s Home Affordable Refinance Program® (HARP®); and other loans acquired pursuant to the company’s Refi Plus initiative, excluding HARP loans. The company’s Refi Plus initiative, which started in April 2009 and includes HARP, provides expanded refinance opportunities for eligible Fannie Mae borrowers, and may involve the refinance of existing Fannie Mae loans with high LTV ratios, including loans with LTV ratios in excess of 100 percent.
The single-family serious delinquency rate for Fannie Mae’s book of business has decreased for 26 consecutive quarters since the first quarter of 2010 and was 1.24 percent as of September 30, 2016, compared with 5.47 percent as of March 31, 2010. This decrease is primarily the result of home retention solutions, foreclosure alternatives and completed foreclosures, improved loan payment performance, and the company’s acquisition of loans with stronger credit profiles since the beginning of 2009. In recent periods, nonperforming loan sales have also contributed to the decrease in the company’s serious delinquency rate. The company’s single-family serious delinquency rate and the period of time that loans remain seriously delinquent continue to be negatively impacted by the length of time required to complete a foreclosure in some states. Longer foreclosure timelines result in these loans remaining in the company’s book of business for a longer time, which has caused the company’s serious delinquency rate to decrease more slowly in the last few years than it would have if the pace of foreclosures had been faster. The slow pace of foreclosures in certain areas of the country has negatively affected the company’s single-family serious delinquency rates, foreclosure timelines, and financial results, and may continue to do so. Other factors such as the pace of loan modifications, the timing and volume of future nonperforming loan sales the company makes, servicer performance, changes in home prices, unemployment levels, and other macroeconomic conditions also influence serious delinquency rates.

Third Quarter 2016 Results	9

Total loss reserves, which reflect the company’s estimate of the probable losses the company has incurred in its guaranty book of business, including concessions it granted borrowers upon modification of their loans, decreased to $23.1 billion as of September 30, 2016 from $24.2 billion as of June 30, 2016. The decrease in the company’s total loss reserves for the third quarter of 2016 was driven primarily by an increase in home prices and loan liquidations. The company’s loss reserves have declined substantially from their peak and are expected to decline further.
SERVING CUSTOMER NEEDS AND IMPROVING BUSINESS EFFICIENCY
Fannie Mae is engaged in various initiatives to better serve its customers’ needs and improve its business efficiency. The company is committed to providing its lender partners with the products, services, and tools they need to serve the market more effectively and efficiently. To further this commitment, Fannie Mae is focused on continuing to revise and clarify lenders’ representation and warranty obligations, implementing innovative new and enhanced tools that deliver greater value and certainty to lenders, and making its customers’ interactions with Fannie Mae simpler and more efficient. For additional information on the company’s efforts to serve its customer needs and improve its business efficiency, please refer to “Executive Summary” in the company’s Third Quarter 2016 Form 10-Q and 2015 Form 10-K.

Third Quarter 2016 Results	10

PROVIDING LIQUIDITY AND SUPPORT TO THE MARKET
Liquidity
Fannie Mae provided approximately $184 billion in liquidity to the mortgage market in the third quarter of 2016, through its purchases of loans and guarantees of loans and securities, which resulted in approximately:

•	338,000 home purchases

•	375,000 mortgage refinancings

•	240,000 units of multifamily housing financed
The company was one of the largest issuers of single-family mortgage-related securities in the secondary market in the third quarter of 2016. The company’s estimated market share of new single-family mortgage-related securities issuances was 38 percent in both the third and second quarter of 2016, compared with 36 percent in the third quarter of 2015.
Fannie Mae also remained a continuous source of liquidity in the multifamily market in the third quarter of 2016. As of June 30, 2016 (the latest date for which information is available), the company owned or guaranteed approximately 19 percent of the outstanding debt on multifamily properties.
Refinancing Initiatives
Through the company’s Refi Plus initiative, which offers refinancing flexibility to eligible Fannie Mae borrowers and includes HARP, the company acquired approximately 35,000 loans in the third quarter of 2016. Refinancings delivered to Fannie Mae through Refi Plus in the third quarter of 2016 reduced borrowers’ monthly mortgage payments by an average of $219. The company expects the volume of refinancings under HARP to continue to remain a small percentage of its acquisitions between now and the program’s expiration on September 30, 2017, due to the small population of borrowers with loans that have high LTV ratios who are willing to refinance and would benefit from refinancing.

Third Quarter 2016 Results	11

Home Retention Solutions and Foreclosure Alternatives
To reduce the credit losses Fannie Mae ultimately incurs on its book of business, the company has been focusing its efforts on several strategies, including reducing defaults by offering home retention solutions, such as loan modifications.

	For the Nine Months Ended September 30,
	2016		2015
	Unpaid Principal Balance	Number of Loans	Unpaid Principal Balance	Number of Loans
	(Dollars in Millions)
Home retention solutions:
Modifications	$10,553	62,979	$12,560	75,113
Repayment plans and forbearances completed	631	4,491	667	4,795
Total home retention solutions	11,184	67,470	13,227	79,908
Foreclosure alternatives:
Short sales	1,777	8,577	2,396	11,593
Deeds-in-lieu of foreclosure	702	4,631	895	5,723
Total foreclosure alternatives	2,479	13,208	3,291	17,316
Total loan workouts	$13,663	80,678	$16,518	97,224
Loan workouts as a percentage of single-family guaranty book of business	0.65%	0.63%	0.78%	0.75%
Fannie Mae views foreclosure as a last resort. For homeowners and communities in need, the company offers alternatives to foreclosure. In dealing with homeowners in distress, the company first seeks home retention solutions, which enable borrowers to stay in their homes, before turning to foreclosure alternatives.

•	Fannie Mae provided approximately 26,500 loan workouts during the third quarter of 2016 enabling borrowers to avoid foreclosure.

•	Fannie Mae completed approximately 21,000 loan modifications during the third quarter of 2016.

Third Quarter 2016 Results	12

FORECLOSURES AND REO
When there is no viable home retention solution or foreclosure alternative that can be applied, the company seeks to move to foreclosure expeditiously in an effort to minimize prolonged delinquencies that can hurt local home values and destabilize communities.

	For the Nine Months Ended September 30,
	2016	2015
Single-family foreclosed properties (number of properties):
Beginning of period inventory of single-family foreclosed properties (REO)	57,253	87,063
Total properties acquired through foreclosure	42,773	61,886
Dispositions of REO	(58,053)	(87,991)
End of period inventory of single-family foreclosed properties (REO)	41,973	60,958
Carrying value of single-family foreclosed properties (dollars in millions)	$4,833	$7,245
Single-family foreclosure rate	0.33%	0.48%

•	Fannie Mae acquired 12,402 single-family REO properties, primarily through foreclosure, in the third quarter of 2016, compared with 14,004 in the second quarter of 2016.

•
As of September 30, 2016, the company’s inventory of single-family REO properties was 41,973, compared with 45,981 as of June 30, 2016. The carrying value of the company’s single-family REO was $4.8 billion as of September 30, 2016.

•
The company’s single-family foreclosure rate was 0.33 percent for the nine months ended September 30, 2016. This reflects the annualized total number of single-family properties acquired through foreclosure or deeds-in-lieu of foreclosure as a percentage of the total number of loans in Fannie Mae’s single-family guaranty book of business.

Fannie Mae’s financial statements for the third quarter of 2016 are available in the accompanying Annex; however, investors and interested parties should read the company’s Third Quarter 2016 Form 10-Q, which was filed today with the Securities and Exchange Commission and is available on Fannie Mae’s website, www.fanniemae.com. The company provides further discussion of its financial results and condition, credit performance, and other matters in its Third Quarter 2016 Form 10-Q. Additional information about the company’s credit performance, the characteristics of its guaranty book of business, its foreclosure-prevention efforts, and other measures is contained in the “2016 Third Quarter Credit Supplement” at www.fanniemae.com.
# # #

In this release, the company has presented a number of estimates, forecasts, expectations, and other forward-looking statements, including statements regarding: its future dividend payments to Treasury; the impact of and future plans with respect to the company’s credit risk transfer transactions; the sources of its future net interest income; the company’s future profitability; the factors that will affect the company’s future financial results; the factors that will affect the company’s future single-family serious delinquency rates; the future volume of its HARP refinancings; the future fair value of the company’s financial instruments; the company’s future loss reserves; and the impact of the company’s actions to reduce credit losses. These estimates, forecasts, expectations, and statements are forward-looking statements based on the company’s current assumptions regarding numerous factors, including future interest rates and home prices, the future performance of its loans and the future guaranty fee rates applicable to the loans the company acquires. Actual results, and future projections, could be materially different from what is set forth in the forward-looking statements as a result of: home price changes; interest rate changes, including negative interest rates; changes in unemployment rates; other macroeconomic and housing market variables; the company’s future serious delinquency rates; the company’s future guaranty fee pricing and the impact of that pricing on the company’s guaranty fee revenues and competitive environment; government policy; credit availability; changes in borrower behavior, including increases in the number of underwater borrowers who strategically default on their mortgage loans; the volume of loans it modifies; the effectiveness of its loss

Third Quarter 2016 Results	13

mitigation strategies; significant changes in modification and foreclosure activity; the volume and pace of future nonperforming loan sales and their impact on the company’s results and serious delinquency rates; the effectiveness of its management of its real estate owned inventory and pursuit of contractual remedies; changes in the fair value of its assets and liabilities; future legislative or regulatory requirements or changes that have a significant impact on the company’s business, such as the enactment of housing finance reform legislation; future updates to the company’s models relating to loss reserves, including the assumptions used by these models; changes in generally accepted accounting principles; changes to the company’s accounting policies; whether the company’s counterparties meet their obligations in full; effects from activities the company takes to support the mortgage market and help borrowers; the company’s future objectives and activities in support of those objectives, including actions the company may take to reach additional underserved creditworthy borrowers; actions the company may be required to take by FHFA, in its role as the company’s conservator or as its regulator, such as changes in the type of business the company does or the implementation of a single security; limitations on the company’s business imposed by FHFA, in its role as the company’s conservator or as its regulator; the conservatorship and its effect on the company’s business; the investment by Treasury and its effect on the company’s business; the uncertainty of the company’s future; challenges the company faces in retaining and hiring qualified employees; the deteriorated credit performance of many loans in the company’s guaranty book of business; a decrease in the company’s credit ratings; defaults by one or more institutional counterparties; resolution or settlement agreements the company may enter into with its counterparties; operational control weaknesses; changes in the fiscal and monetary policies of the Federal Reserve, including any change in the Federal Reserve’s policy toward the reinvestment of principal payments of mortgage-backed securities or any future sales of such securities; changes in the structure and regulation of the financial services industry; the company’s ability to access the debt markets; disruptions in the housing, credit, and stock markets; government investigations and litigation; the company’s reliance on and the performance of the company’s servicers; conditions in the foreclosure environment; global political risks; natural disasters, environmental disasters, terrorist attacks, pandemics, or other major disruptive events; information security breaches; and many other factors, including those discussed in the “Risk Factors” section of and elsewhere in the company’s annual report on Form 10-K for the year ended December 31, 2015 and the company’s quarterly report on Form 10-Q for the quarter ended September 30, 2016, and elsewhere in this release.

Fannie Mae provides website addresses in its news releases solely for readers’ information. Other content or information appearing on these websites is not part of this release.

Fannie Mae helps make the 30-year fixed-rate mortgage and affordable rental housing possible for millions of Americans. We partner with lenders to create housing opportunities for families across the country. We are driving positive changes in housing finance to make the home buying process easier, while reducing costs and risk. To learn more, visit fanniemae.com and follow us on twitter.com/fanniemae.

Third Quarter 2016 Results	14

ANNEX
FANNIE MAE
(In conservatorship)
Condensed Consolidated Balance Sheets — (Unaudited)
(Dollars in Millions, except share amounts)

	As of
	September 30,	December 31,
	2016	2015
ASSETS
Cash and cash equivalents	$26,559	$14,674
Restricted cash (includes $37,856 and $25,865, respectively, related to consolidated trusts)	42,926	30,879
Federal funds sold and securities purchased under agreements to resell or similar arrangements	18,350	27,350
Investments in securities:
Trading, at fair value (includes $1,191 and $135, respectively, pledged as collateral)	40,547	39,908
Available-for-sale, at fair value (includes $110 and $285, respectively, related to consolidated trusts)	9,865	20,230
Total investments in securities	50,412	60,138
Mortgage loans:
Loans held for sale, at lower of cost or fair value	3,405	5,361
Loans held for investment, at amortized cost:
Of Fannie Mae	216,958	233,054
Of consolidated trusts	2,851,304	2,809,180
Total loans held for investment (includes $12,914 and $14,075, respectively, at fair value)	3,068,262	3,042,234
Allowance for loan losses	(22,706)	(27,951)
Total loans held for investment, net of allowance	3,045,556	3,014,283
Total mortgage loans	3,048,961	3,019,644
Deferred tax assets, net	35,101	37,187
Accrued interest receivable (includes $7,032 and $6,974, respectively, related to consolidated trusts)	7,728	7,726
Acquired property, net	5,041	6,766
Other assets	20,864	17,553
Total assets	$3,255,942	$3,221,917
LIABILITIES AND EQUITY
Liabilities:
Accrued interest payable (includes $8,199 and $8,194, respectively, related to consolidated trusts)	$9,512	$9,794
Debt:
Of Fannie Mae (includes $10,460 and $11,133, respectively, at fair value)	351,568	386,135
Of consolidated trusts (includes $35,453 and $23,609, respectively, at fair value)	2,881,545	2,811,536
Other liabilities (includes $392 and $448, respectively, related to consolidated trusts)	9,141	10,393
Total liabilities	3,251,766	3,217,858
Commitments and contingencies	—	—
Fannie Mae stockholders’ equity:
Senior preferred stock, 1,000,000 shares issued and outstanding	117,149	117,149
Preferred stock, 700,000,000 shares are authorized—555,374,922 shares issued and outstanding	19,130	19,130
Common stock, no par value, no maximum authorization—1,308,762,703 shares issued and 1,158,082,750 shares outstanding	687	687
Accumulated deficit	(126,312)	(126,942)
Accumulated other comprehensive income	923	1,407
Treasury stock, at cost, 150,679,953 shares	(7,401)	(7,401)
Total Fannie Mae stockholders’ equity	4,176	4,030
Noncontrolling interest	—	29
Total equity	4,176	4,059
Total liabilities and equity	$3,255,942	$3,221,917

See Notes to Condensed Consolidated Financial Statements in the Third Quarter 2016 Form 10-Q

Third Quarter 2016 Results	15

FANNIE MAE
(In conservatorship)
Condensed Consolidated Statements of Operations and Comprehensive Income — (Unaudited)
(Dollars and shares in Millions, except per share amounts)

	For the Three Months		For the Nine Months
	Ended September 30,		Ended September 30,
	2016	2015	2016	2015
Interest income:
Trading securities	$140	$99	$388	$330
Available-for-sale securities	134	261	507	931
Mortgage loans (includes $23,254 and $24,537, respectively, for the three months ended and $71,746 and $73,426, respectively, for the nine months ended related to consolidated trusts)	25,611	26,980	78,828	80,706
Other	66	37	160	104
Total interest income	25,951	27,377	79,883	82,071
Interest expense:
Short-term debt	56	37	164	99
Long-term debt (includes $18,814 and $19,891, respectively, for the three months ended and $58,993 and $59,934, respectively, for the nine months ended related to consolidated trusts)	20,460	21,752	64,229	65,640
Total interest expense	20,516	21,789	64,393	65,739
Net interest income	5,435	5,588	15,490	16,332
Benefit for credit losses	673	1,550	3,458	1,050
Net interest income after benefit for credit losses	6,108	7,138	18,948	17,382
Investment gains, net	467	299	934	1,155
Fair value losses, net	(491)	(2,589)	(4,971)	(1,902)
Fee and other income	175	259	552	1,123
Non-interest income (loss)	151	(2,031)	(3,485)	376
Administrative expenses:
Salaries and employee benefits	322	317	1,017	999
Professional services	237	219	684	741
Occupancy expenses	45	43	136	129
Other administrative expenses	57	373	190	495
Total administrative expenses	661	952	2,027	2,364
Foreclosed property expense	110	497	507	1,152
Temporary Payroll Tax Cut Continuation Act of 2011 (“TCCA”) fees	465	413	1,358	1,192
Other expenses, net	300	215	818	412
Total expenses	1,536	2,077	4,710	5,120
Income before federal income taxes	4,723	3,030	10,753	12,638
Provision for federal income taxes	(1,527)	(1,070)	(3,475)	(4,150)
Net income	3,196	1,960	7,278	8,488
Other comprehensive income (loss):
Changes in unrealized gains on available-for-sale securities, net of reclassification adjustments and taxes	(205)	(177)	(478)	(548)
Other	(2)	430	(6)	428
Total other comprehensive income (loss)	(207)	253	(484)	(120)
Total comprehensive income attributable to Fannie Mae	$2,989	$2,213	$6,794	$8,368
Net income attributable to Fannie Mae	3,196	1,960	7,278	8,488
Dividends distributed or available for distribution to senior preferred stockholder	(2,977)	(2,202)	(6,765)	(8,357)
Net income attributable to common stockholders	$219	$(242)	$513	$131
Earnings (loss) per share:
Basic	$0.04	$(0.04)	0.09	0.02
Diluted	0.04	(0.04)	0.09	0.02
Weighted-average common shares outstanding:
Basic	5,762	5,762	5,762	5,762
Diluted	5,893	5,762	5,893	5,893

See Notes to Condensed Consolidated Financial Statements in the Third Quarter 2016 Form 10-Q

Third Quarter 2016 Results	16

FANNIE MAE
(In conservatorship)
Condensed Consolidated Statements of Cash Flows— (Unaudited)
(Dollars in Millions)

	For the Nine Months Ended September 30,
	2016	2015
Net cash used in operating activities	$(4,749)	$(6,375)
Cash flows provided by investing activities:
Proceeds from maturities and paydowns of trading securities held for investment	1,282	633
Proceeds from sales of trading securities held for investment	1,405	1,028
Proceeds from maturities and paydowns of available-for-sale securities	2,355	3,477
Proceeds from sales of available-for-sale securities	10,481	6,919
Purchases of loans held for investment	(168,729)	(146,577)
Proceeds from repayments of loans acquired as held for investment of Fannie Mae	18,413	19,145
Proceeds from sales of loans acquired as held for investment of Fannie Mae	3,209	2,315
Proceeds from repayments and sales of loans acquired as held for investment of consolidated trusts	395,561	376,169
Net change in restricted cash	(12,047)	2,261
Advances to lenders	(96,797)	(92,345)
Proceeds from disposition of acquired property and preforeclosure sales	12,478	16,306
Net change in federal funds sold and securities purchased under agreements to resell or similar arrangements	9,000	4,350
Other, net	(305)	103
Net cash provided by investing activities	176,306	193,784
Cash flows used in financing activities:
Proceeds from issuance of debt of Fannie Mae	736,239	337,748
Payments to redeem debt of Fannie Mae	(772,380)	(381,487)
Proceeds from issuance of debt of consolidated trusts	290,146	259,254
Payments to redeem debt of consolidated trusts	(406,968)	(397,025)
Payments of cash dividends on senior preferred stock to Treasury	(6,647)	(8,075)
Other, net	(62)	68
Net cash used in financing activities	(159,672)	(189,517)
Net increase (decrease) in cash and cash equivalents	11,885	(2,108)
Cash and cash equivalents at beginning of period	14,674	22,023
Cash and cash equivalents at end of period	$26,559	$19,915
Cash paid during the period for:
Interest	$78,281	$78,584
Income taxes	1,141	470

See Notes to Condensed Consolidated Financial Statements in the Third Quarter 2016 Form 10-Q

Third Quarter 2016 Results	17